SECOND AMENDMENT TO AGREEMENT OF MERGER


          THIS SECOND AMENDMENT TO AGREEMENT OF MERGER ("Second Amendment") is made and entered into as of the 17th day of September, 1997 by and between Hatfield Inns, Limited Liability Company, a Delaware limited liability company ("Seller"), Guy Hatfield, Dorothy Hatfield, and Hatfield Inn Advisors, Limited Liability Company, a Delaware limited liability company, the sole members of Seller (collectively "Members") and BLM-RH, Inc., a Delaware corporation ("Purchaser"), the sole shareholder of which is Buckhead America Corporation, a Delaware corporation ("Parent corporation").

                                   WITNESSETH:

               WHEREAS, the above referenced parties entered into that certain Agreement of Merger dated as of March 11, 1997, as amended by that certain First Amendment to Agreement of Merger dated May 23, 1997 (collectively, the "Agreement"); and

               WHEREAS, the parties desire to amend the Agreement as set forth hereinbelow.

          NOW THEREFORE, in consideration of the above premises, the mutual promises and covenants contained herein, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

          1. The following new sentence shall be added to Section 1.7 of the Agreement. At the Closing, Preferred Stock will be issued to Members in accordance with Exhibit M.

          2. Section 3.2 of the Agreement shall be amended to read as follows:

                  "3.2 Employees of Seller. Seller's affiliated management company currently employs three individuals who perform services for Seller's Motels ("Management Company Employees"). All other employees who currently operate and perform services for the Motels are employees of Seller ("Seller's Employees"). On the Closing Date, Seller shall not terminate the employment of any of Seller's Employees and thus, as a result of the Merger, Seller's Employees shall become employees of Purchaser. The employment of the Management Company Employees shall continue as follows: one of the Management Company Employees, Bonnie Wilkens, will continue with Purchaser as of the Closing Date. The other two Management Company Employees, Jeff Klibbe ("Klibbe") and Emily Susan Groce ("Groce"), will continue to be employed by the affiliated management company until the Certificate of Occupancy is issued on the Harrodsburg Motel. Thereafter, the employment of Klibbe and Groce shall be terminated by the affiliated management company. Purchaser shall have no obligation to continue the employment of either Klibbe or Groce. Seller shall, to the extent applicable, comply with the Federal Worker Adjustment and Retraining Notification Act ("WARN ACT"). Payment of all costs and expenses associated with accrued but unpaid salary, accrued but unpaid vacation, pension and welfare benefits, Consolidated Omnibus Budge Reconciliation Act of 1985, as amended ("COBRA") benefits, employee fringe benefits, employee termination payments or any other employee benefits due such employees through the Closing Date shall be the sole responsibility and obligation of Seller or its affiliated management company. The provisions of this Section 3.2 shall survive the Closing."


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          3. Sections 4.1, 4.2, 4.3, and 4.4 of the Agreement are hereby deleted in their entirety and the following inserted in lieu thereof:

         "4.      Purchase Price.

                  4.1 Price and Terms of Payment. The Merger consideration shall be Ten Million Four Hundred Fifty Thousand and No/100 Dollars ($10,450,000.00) less the $335,000 Capital Improvement Funding (as defined in Section 4.4, below), being Ten Million One Hundred Fifteen Thousand and No/100 Dollars ($10,115,000.00), hereinafter referred to as the "Purchase Price," minus the amount of Financing (as defined in Section 4.2 below), adjusted for prorations and minus the amount of any Liabilities (as defined in Section 16.2 below) assumed or otherwise financed or refinanced by Purchaser or taken into account in the proration pursuant to Section 14.14 hereof. The Purchase Price shall be paid by Purchaser to the Members at Closing as follows:

                  4.2 Financing. "Financing" means the existing financing encumbering or incurred with respect to the Properties which at the Closing shall be approximately Seven Million One Hundred Fifteen Thousand and No/100 Dollars ($7,115,000.00). The loans which constitute the Financing are set forth on Exhibit C, attached hereto and incorporated by reference herein. Purchaser will assume two of the existing loans which are part of the Financing and acquire the Harrodsburg Motel subject to the existing construction loan (and Seller shall be responsible for any default occasioned thereby) all as indicated on Exhibit C. The balance of the loans not so designated on Exhibit C shall be paid off, assumed, or otherwise refinanced by Purchaser (with Seller and its Members, explicitly or by operation of law, as the case may be, being released from any liability with respect to said loans). As to the Harrodsburg loan, Seller shall cooperate with Purchaser in obtaining new financing for Purchaser provided that neither Seller nor its Members incur any liability or guarantee any obligation with respect to such new loan, other than as provided in Section
4.4 regarding the Harrodsburg Motel.

                  4.3 Stock of Purchaser. The Purchase price shall be paid by delivery to the Members at Closing of One Hundred and No/100 Dollars ($100.00) original issuance price ("Original Issuance price"), ten percent (10%) class "A" nonvoting cumulative preferred stock of Parent Corporation (the "Preferred Stock"), with the number of shares to be delivered at Closing to be determined by subtracting the aggregate principal balance of the Financing from Ten Million One Hundred Fifteen Thousand and No/100 Dollars ($10,115,000.00), as adjusted for prorations and minus the amount of any Liabilities not assumed by Purchaser or taken into account in the proration pursuant to Section 14.14 hereof (the "Stock Portion of the Purchase Price") and thereafter dividing the Stock Portion of the Purchase Price by the Original Issuance price per share of said Preferred Stock. In no event shall Parent Corporation and/or Purchaser issue in excess of 30,000 shares, or $3,000,000.00 in value of Preferred Stock.

                        All, but not less than all, of the Preferred Stock will be convertible by the Parent Corporation into common stock of the Parent Corporation at one hundred ten percent (110%) of the Original Issuance Price (the "Conversion Price") at any time after the date which is seven (7) years from the Closing Date upon thirty (30) days' written notice to the Members. At any time during the six (6) month period beginning on the ninetieth (90th) day following the date on which the Preferred Stock is converted by the Parent Corporation to common stock of the Parent Corporation (the "Converted Common Stock"), the Members may put the Converted Common Stock to the Parent Corporation at a price equal to the Conversion Price, provided (i) the Members have provided Parent Corporation with thirty (30) days' written notice (the "Notice Period") of their intent to put the Converted Common Stock to the Parent Corporation, and (ii) if requested by Parent Corporation, the Members make a good faith

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effort to sell the number of shares of Converted  Common Stock designated by the
Parent Corporation on the open market during the Notice Period.

                        In the event that the Members are successful in selling any portion of the Converted Common Stock on the open market during the Notice Period, the Parent Corporation shall pay to the Members the difference, if any, by which the Conversion Price exceeds the price for which the Converted Common Stock was sold on the open market during the Notice Period; payment to be made at the time that the Parent Corporation closes the purchase of the balance of the Converted Common Stock put to the Parent Corporation by the Members.

                  4.4 Harrodsburg Motel. Notwithstanding anything contained herein to the contrary, Purchaser, Seller and the Members agree that until such time as the Motel which is currently under construction in Harrodsburg, Kentucky (the "Harrodsburg Motel") is completed, has received a certificate of occupancy and is ready to open, a portion of the Purchase Price equal to approximately Six Hundred Thousand and No/100 Dollars ($600,000.00) of the Preferred Stock, (the exact amount shall be the difference between the maximum principal balance of the partially disbursed loan encumbering the Harrodsburg, Kentucky Property and One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00), which is the portion of the Purchase Price allocable thereto) shall be placed in escrow with the Title Company. The Members shall be responsible for completing the development of the Harrodsburg Motel at their sole cost and expense. At such time as construction of the Harrodsburg Motel is completed to a standard equal to or better than and containing all building elements, fixtures, furnishings and equipment as that used or incorporated in the Bowling Green, Kentucky Hatfield Inn (the "Development Standard"), a certificate of occupancy is issued and the Harrodsburg Motel is ready to open for business, the Preferred Stock held in escrow shall be delivered to the Members and the Seller and its Members shall be released from any obligation regarding the portion of the Financing described in Section 4.2 above attributable to the Harrodsburg Motel in an amount equal to approximately Six Hundred and Fifty Thousand and No/100 Dollars ($650,000.00). Purchaser's failure to secure such release for Seller and its Members from such Loan at such time shall constitute a post-closing breach of this Agreement, subject to, however, a 30 day cure period for Purchaser after written notice of default is received by Purchaser from Members. On or before the Date of Closing the Members and Purchaser shall enter into a development agreement (the form of which is attached hereto as Exhibit "D", the "Development Agreement") pursuant to which one of its Members, Guy Hatfield, shall complete the development of the Harrodsburg Motel. Any cost incurred by Purchaser due to Seller or its Members' failure to achieve the Development Standard at the Harrodsburg, Kentucky Hatfield Inn or their failure to comply with this Agreement or the Development Agreement shall be offset pro rata against dividend payments due to Members issued with respect to the Preferred Stock they hold.

                        Currently, the Financing allocable to the Harrodsburg Motel is $650,000.00 and at the Closing shall not exceed $650,000.00. The Seller has experienced cost overruns on the construction of the Harrodsburg Property. Purchaser has previously advanced $100,000.00 directly to Seller's Harrodsburg Construction Clearing Account at National City Bank in Bowling Green, Kentucky ("Clearing Account") which funds were used by Seller to make construction disbursements. At Closing Purchaser agrees to disburse an additional $235,000 to Clearing Account with a cover letter to the National City Bank authorizing Guy Hatfield pursuant to the Development Agreement to disburse said amounts to pay third parties who have provided services and/or materials for the construction of the Harrodsburg Motel. After payment of all amounts owed with respect to the construction of the Harrodsburg Motel from the Clearing Account have been made and such payments have been confirmed in writing by Purchaser, Guy Hatfield is authorized to disburse any funds remaining in the Clearing

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Account from the  $235,000.00  to be  transferred  to such  Clearing  Account by
Purchaser at Closing to Hatfield.

                        The $100,000 previously disbursed to the Clearing Account by Purchaser pursuant to a letter from Purchaser and Purchaser's counsel dated May 30, 1997 and the $235,000 to be disbursed by Purchaser to the Clearing Account at Closing shall be referred to as the "Capital Improvement Funding" and all parties agree to treat said Capital Improvement Funding as capital improvement advances by Purchaser to the Harrodsburg Motel."

         4. Section 8.30 is hereby added to the Agreement, immediately after the existing Section 8.29 as follows:

                  "8.30 Title: Transacting Business. Marketable fee simple title to the Real Property for each of the Properties and marketable title to the balance of the assets comprising the Property are held solely by Seller (with the exception of two (2) of the motels, title for which are held by one or more Members but shall be conveyed to Seller prior to the Closing Date) and said title is held free and clear of all liens or encumbrances other than those obligations set forth in Exhibit "C", attached hereto. After the payoffs or assumptions of the loans comprising the Financing (other than the Harrodsburg loan) disclosed on Exhibit "C" attached hereto, there will be Uniform Commercial Code Financing Statements secured by assets of the Seller other than the Properties and no other lenders to whom a security interest has been granted. Seller is qualified to do business in every jurisdiction where it is required to do so."

         5.  Section 8.31 is hereby added to the  Agreement,  immediately  after
Section 8.30 (as set forth above) as follows:

                  "8.31. Personal Property Warranty. In connection with the Blanket Bill of Sale and Assignment which Seller shall deliver to Purchaser at Closing pursuant to the provisions of this Agreement, Seller does hereby warrant and represent that it owns full right, title and interest in and to all such items of conveyed property ("Conveyed Property"). For purposes of this Section 8.31, Conveyed Property shall mean all items assigned and conveyed in the Blanket Bill of Sale and Assignment except insofar as otherwise disclosed in this Agreement including any Exhibits attached hereto. Seller further agrees to defend and hold Purchaser harmless from any and all claims, assertions, and causes of action whereby a third party claims any right, title and interest in or to such Conveyed Property, in derogation of the Purchaser's ownership. Further, Seller and its Members agree to indemnify Purchaser from any and all costs, expenses, liabilities and claims by third parties in derogation of and inconsistent with Purchaser's total right to use and hold said property."

         6. Section 9 is hereby amended by providing that the Due Diligence Period shall be as provided pursuant to the terms of a letter agreement dated September 12, 1997 between counsel for the parties. The Closing Date shall occur on or before September 22, 1997, and the Apportionment Date for such closing shall be 12:01 a.m., September 1, 1997.

         7. The first sentence of Section 13.3 of the Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

            "Seller, the Members and Purchaser represent and warrant to each other that the only broker or finder in connection with the transaction contemplated by this Agreement is Donegal Partners Ltd. ("Finder"), who acted as a Finder in this transaction. Upon Closing, Purchaser agrees to pay a

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commission to Finder of One Hundred  Thousand and No/100  Dollars  ($100,000.00)
(the "Commission"). The Commission shall be paid by Purchaser to Finder at Closing as follows: Sixty-Five Thousand and No/100 Dollars ($65,000.00) in cash and Thirty-Five Thousand and No/100 Dollars ($35,000.00) in a promissory note at eight percent (8%) simple interest due in a one-time payment of principal and accrued interest on March 31, 1998."

         8. Section 13.4(a) of the Agreement is hereby deleted in its entirety.

         9. Section 13.4(b) shall be amended to read as follows:

            "(b) Blanket Bill of Sale and Assignment. A properly executed Blanket Bill of Sale and Assignment that transfers and assigns the Personal Property, Plans and Studies, Warranties, Contracts, Licenses, Inventory, Books and Records, and Intangibles to Purchaser. The Blanket Bill of Sale and Assignment shall convey the aforesaid items being sold to Purchaser, as well as a complete list of all the obligations of Seller relative to the Properties which Purchaser has agreed to assume. If any of the Personal Property includes vehicles, Seller shall deliver a Certificate of Title for each vehicle assigned to Purchaser in accordance with the law of the state where the vehicles are registered."

         10. Section 13.6 is hereby added to the Agreement, immediately after the existing Section 13.5 as follows:

            "13.6 Tax Free Reorganization. Following the closing of the Merger without Seller's prior written consent, Purchaser and Seller agree not to take any act or take any position from a Federal or state tax standpoint which is inconsistent with the characterization of the Merger as a tax-free reorganization pursuant to Code Section 368(a)(1)(A). Specifically, Purchaser and Seller agree that as a result of the "A" reorganization characterization, the tax basis of the Seller's assets will not be stepped up for Federal and state tax purposes."

         11. The words "the Purchase Price or" in the third line of Section 14 of the Agreement are hereby deleted therefrom. In addition, the Apportionment Date shall mean August 31, 1997.

         12. Defined terms set forth herein shall have the meaning ascribed to them in the Agreement. Except as set forth above, the Agreement shall remain unmodified and in full force and effect. This Second Amendment may be executed in more than one counterpart, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.


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         13. Exhibits A through M described below are attached hereto.


          EXHIBIT                    DESCRIPTION

            "A"             LEGAL DESCRIPTIONS (A1 - A8)

            "B"             LEASES

            "C"             LIST OF LOANS ON PROPERTIES

            "D"             DEVELOPMENT AGREEMENT RELATING TO COMPLETION OF
                            HARRODSBURG MOTEL

            "E"             EXCEPTIONS (BUSINESS DEBTS OWED BY SELLER)

            "F"             EXCEPTIONS (CHANGES TO BUSINESS)

            "G"             LIST OF ALL INSURANCE POLICIES

            "H"             LIST OF ALL EMPLOYEE BENEFIT PLANS

            "I"             CONTRACTS, INCLUDING EMPLOYEE CONTRACTS

            "J" LIST OF ALL TERMINATION AGREEMENTS; 15 MOST HIGHLY COMPENSATED EMPLOYEES

            "K"             LIST OF COLLECTIVE BARGAINING/UNION CONTRACTS

            "L"             DISCLOSURE STATEMENT

            "M" SCHEDULE OF PREFERRED STOCK TO BE ISSUED TO HATFIELD INNS LLC MEMBERS


         14. The Disclosure Schedule ("Exhibit L") alters and amends the Seller's representations and warranties set forth in Section 8 hereof.

         15. Section 19 is hereby added to the Agreement immediately after the existing Section 18 as follows:

         "19."   Representations   and   Warranties   of  Purchaser  and  Parent
Corporation.

                  19.1 Organization and Related Matters. Purchaser and Parent Corporation are corporations duly organized, validly existing and in good standing under the laws of Delaware.

Purchaser and Parent Corporation have all necessary corporate power and authority to carry on their respective businesses as they are now being conducted. Purchaser and Parent Corporation have the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which they are parties.

                  19.2 Authorization. The execution, delivery and performance of this Agreement and any related agreements by Purchaser and Parent Corporation has been duly and validly authorized by the respective Board of Directors of Purchaser and Parent Corporation and by all other necessary corporate

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action  on  the  part  of  Purchaser  and  Parent  Corporation.  This  Agreement
constitutes the legal, valid and binding obligation of Purchaser and Parent Corporation, enforceable against Purchaser and Parent Corporation in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally."


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         IN WITNESS  WHEREOF,  the  parties  hereto  have  executed  this Second
Amendment under seal as of date herein above set forth.



                              SELLER

/s/  Peter Aylward            HATFIELD INNS, LIMITED LIABILITY COMPANY, a
Witness                       Delaware limited liability company


                              BY: HATFIELD INN ADVISORS, LIMITED LIABILITY
                              COMPANY, a Delaware limited liability company
                                      Its Manager


                              By: /s/  Emily Susan Groce
                                       Emily Susan Groce
                                       Its Managing Member


                              MEMBERS

______________________            /s/  Guy Hatfield
Witness                                Guy Hatfield


______________________            /s/  Dorothy Hatfield
Witness                                Dorothy Hatfield


______________________         HATFIELD INN ADVISORS, LIMITED LIABILITY
Witness                        COMPANY, a Delaware limited liability company


                                  /s/  Emily Susan Groce
                                       Emily Susan Groce
                                       Its Managing Member


                       [Signatures continue on next page]


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                                PURCHASER


___________________________     BLM-RH, INC., A DELAWARE CORPORATION
Attest

                                By: /s/  Douglas C. Collins
                                    Its: President







                                 PARENT CORPORATION

___________________________      BUCKHEAD AMERICA CORPORATION, a Delaware
Attest                           corporation


                                 By: /s/  Douglas C. Collins
                                     Its:     President


                                 FINDER

                                 DONEGAL PARTNERS, LTD.


                                 By:____________________________________________

                                     Its:_______________________________________




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                        LIST OF SCHEDULES AND/OR EXHIBITS




Exhibit A    Legal Descriptions (A1-A8)
Exhibit B    Leases
Exhibit C    List of Loans on Properties
Exhibit D    Development Agreement Relating To Completion Of Harrodsburg Motel
Exhibit E    Exceptions (Business Debts Owed By Seller)
Exhibit F    Exceptions (Changes to Business)
Exhibit G    List Of All Insurance Policies
Exhibit H    List Of All Employee Benefit Plans
Exhibit I    Contracts, Including Employee Contracts
Exhibit J    List Of All Termination Agreements; 15 Most Highly
             Compensated Employees
Exhibit K    List Of Collective Bargaining/Union Contracts
Exhibit L    Disclosure Statement
Exhibit M    Schedule of Preferred Stock To Be Issued To Hatfield Inns LLC
             Members







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